Stockholder Letter Q3 2024

HAGERTY Q3 2025 | 2 As the days shorten and temperatures drop, November offers a natural moment to take stock. For enthusiasts, it means reminiscing about this season’s drives and planning for next year’s adventures. For companies like ours, it’s a time to assess our progress in 2025 and set the course for 2026. November also carries special weight in the insurance world, as it marks the close of the hurricane season. I’m pleased to share that—barring any late surprises— we’ve come through relatively unscathed this year, leading to a year-to-date combined ratio of under 90%, consistent with our average over the last decade. Nevertheless, the team was prepared to protect and serve our members’ special vehicles in ways that no other company can. That’s why we continued to invest in solutions for members with the launch of Guardian Safe Storage Concierge, a test program in Tampa and Miami that provides complimentary shelter for member vehicles in local parking garages. We know people have a lot of things to worry about when bad weather hits, but we also know that the classic cars they insure with us are precious to them, and this is a way for us to help keep those cars safe—and to give members one less thing to worry about during a stressful time. The response to this new program has been overwhelmingly positive. Here are a few of the comments we have received: Dear Hagerty Stockholders, Members and One Team Hagerty, Stockholder Letter ACCELERATING INTO 2026 ON THE COVER: A 1996 Porsche Carrera and a little reminder that some turns are worth taking twice. PHOTOGRAPHER: JAMES LIPMAN

HAGERTY Q3 2025 | 3 Ori: “Love this move. Small detail with a massive impact for anyone who’s ever had to scramble at the last minute. Clearly built by people who get it.” Camillo: “This is one of your smartest initiatives so far—and the bar is high!” Will: “It’s innovation like this that characterizes an industry leader. As your business is all about peace of mind, this is a brilliant development.” We’re proud to see Guardian resonate so deeply. It’s nice to know that our members appreciate that we have their backs when a storm hits. Support goes both ways – we support them and in turn they support us by buying our insurance for their “fun cars,” and staying with us year after year, leading to our industry leading retention of 89%. Congratulations to One Team Hagerty for creating and implementing this innovative program. Let’s turn now to a few other areas of interest. Insurance Partner Growth As you know, we have been immersed in a complex nationwide rollout of our partnership with State Farm, the nation’s largest P&C insurer, to power up their new Classic+ program. We expect 525,000 policies to convert over to the new program. We are up and running in 27 states currently, with the balance coming in 2026 and 2027. To support our outsized growth, we’ve been investing over the past several years to upgrade our technology infrastructure, ensuring that every new member receives the efficient, personal and seamless experience that has earned Hagerty both its strong Net Promoter Score (82) and a reputation as a leading Managing General Agent. There is no better way to add large numbers of new policies to Hagerty than through broader and deeper relationships with partners, and our partnership pipeline is robust and growing as we have built out the team. Most recently, we signed a partnership agreement with Safeco, a Liberty Mutual company, to take on their classic business. This is a big deal given their size and reputation. We expect to add hundreds of thousands of additional vehicles from our partnership pipeline, including Liberty Mutual, as we look to double our PIF count to 3 million by 2030. Why should investors care about these partnerships? Because they help solidify our leadership position, fueling top and bottom-line growth that enables us to invest back into our members through new products and services. The early fruits of these investments can be seen in our year-to-date revenue growth of 18%. Resource prioritization and a focus on efficient growth translated this revenue into net income growth of 73%. We are well positioned to build our business momentum in the years ahead, creating value for shareholders. Hagerty has only begun to tap the market’s potential, insuring 2.7 million vehicles out of a total target market of 35 million collectible vehicles in the U.S. We also see significant opportunities to bring these members into the Hagerty Drivers Club (HDC), creating a compounding economic benefit. Today, HDC has upward of 920,000 members, each spending $70 annually to belong to the club for benefits that include white glove roadside, access to our exclusive media content, as well as discounts, free classified ads on Hagerty Marketplace and member pricing and VIP perks at Hagerty’s unique and upscale events. Financial Progress In the third quarter, we completed a secondary offering from my late sister’s estate, reintroducing Hagerty to Wall Street and reaffirming our unique and highly differentiated business model— one built around a passion for collectible vehicles and a relentless commitment to our customers. We also announced a proposed arrangement with Markel that would result in Hagerty assuming 100% of the underwriting and investment economics while paying an initial fronting fee of 2% to Markel, commencing January 1, 2026. This means we would keep full control of the premiums from our steady, high- quality insurance business, thereby increasing underwriting profits by 25% and allowing us to manage operations more effectively without affecting our policyholders. For us, the third quarter has been another strong quarter in another strong year, and the future continues to look bright as evidenced by yet another increase to our full year 2025 outlook. The Hagerty flywheel is spinning faster, and we are pulling together the ingredients necessary to create shareholder value over the coming years. We are grateful to have you with us on this journey. As always, I want to sincerely thank One Team Hagerty for their outstanding dedication—our success wouldn’t be possible without your talent and hard work. Until next quarter, keep on driving. McKeel Hagerty CEO and Chairman HAGERTY Q3 2025 | 4